UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2014

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 31, 2014, Kris F. Manery, the Senior Vice President of the Mainframe business unit of Compuware Corporation (the “Company”) retired after more than 29 years of service.

In consideration of his past service to the Company and in consideration of his adherence to standard release of claims and non-disparagement covenants, the Company and Mr. Manery will enter into an agreement pursuant to which he will receive: (i) a lump sum payment on January 15, 2015, equal to one times his current annual salary plus one times his target annual bonus under his Executive Incentive Plan (“EIP) for Fiscal 2015; (ii) reimbursement of COBRA continuation coverage premium payments through October 31, 2015; (iii) a seven month pro-rated protion of any short-term incentive cash bonus thay may be earned under the Fiscal 2015 EIP, payable no later than June 15, 2015; and (iv) $44,188 for his deferred bonus under the Company’s Fiscal 2014 EIP, payable no later than April 30, 2015. All salary and incentive cash payments will be net of applicable withholding for income and employment taxes  In addition, all of Mr. Manery’s vested and unvested stock options, will continue to vest and/or be exercisable through the expiration date set forth in the applicable agreements as if he remained employed by the Company. Subject to execution of the agreement, vesting on all of Mr. Manery’s restricted stock units and performance units, including any dividend equivalent rights attached thereto, will accelerate as of October 31, 2014, and the release of such vested shares will be deferred until March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: November 6, 2014	By:	/s/ JOSEPH R. ANGILERI
Joseph R. Angileri
Chief Financial Officer